Exhibit 99.1

Press Release For immediate release
Essent Group Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda	Media Contact: 610-230-0556 media@essentgroup.com Investor Relations Contact: Christopher G. Curran 855-809-ESNT ir@essentgroup.com

ESSENT GROUP LTD. ANNOUNCES OFFERING OF 11,000,000 COMMON SHARES

HAMILTON, BERMUDA – May 28, 2020 –Essent Group Ltd. (the “Company”) (NYSE:ESNT) announced today that it has commenced a public offering in which it is offering 11,000,000 common shares (the “Offering”). The underwriters will have the option to purchase up to an aggregate of 1,650,000 additional common shares from the Company.

The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include (i) capital contributions to support the Company’s insurance subsidiaries, and (ii) paying down borrowings under the Company’s lines of credit.

The offering is concurrent with the Company’s addition to the S&P MidCap 400 Index, which will become effective prior to the open of trading on Monday, June 1, 2020. Index funds whose portfolios are primarily based on stocks included in the S&P Midcap 400 Index may be required to purchase shares as a result of the inclusion of the Company’s common shares in the index. The offering is intended to be marketed to these index funds and to other investors, including non-index active investors. A portion of the total shares offered may be allocated to index funds.

The offering is being made through joint book-running managers Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.

The common shares are being offered pursuant to an effective shelf registration statement (including a base prospectus) under the Securities Act of 1933, as amended, that has been filed with the U.S. Securities and Exchange Commission (the “SEC”). Any offer, or solicitation to buy, if at all, will be made solely by means of a preliminary prospectus supplement and the accompanying base prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained, when available, from the SEC’s website at www.sec.gov. Alternatively, when available, copies may be obtained from the prospectus departments of Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or email: prospectus-ny@ny.email.gs.com; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, telephone: 1-866-803-9204.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security of the Company, nor will there be any sale of any such security in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may include “forward-looking statements” which are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," “should,” “expect,” "plan," "anticipate," "believe," “estimate,” “predict,” or "potential" or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the impact of COVID-19 and related economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; decline in new insurance written and franchise value due to loss of a significant customer; decline in the volume of low down payment mortgage originations; the definition of "Qualified Mortgage" reducing the size of the mortgage origination market or creating incentives to use government mortgage insurance programs; the definition of "Qualified Residential Mortgage" reducing the number of low down payment loans or lenders and investors seeking alternatives to private mortgage insurance; the implementation of the Basel III Capital Accord discouraging the use of private mortgage insurance; a decrease in the length of time that insurance policies are in force; uncertainty of loss reserve estimates; deteriorating economic conditions; our non-U.S. operations becoming subject to U.S. Federal income taxation; becoming considered a passive foreign investment company for U.S. Federal income tax purposes; and other risks and factors described in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on February 18, 2020, as subsequently updated through other reports we file with the Securities and Exchange Commission. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About the Company

Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company (collectively with its subsidiaries, “Essent”) which, through its wholly-owned subsidiary Essent Guaranty, Inc., offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac. Essent also offers mortgage-related insurance, reinsurance and advisory services through its Bermuda-based subsidiary, Essent Reinsurance Ltd. Essent is committed to supporting environmental, social and governance ("ESG") initiatives that are relevant to the company and align with the companywide dedication to responsible corporate citizenship that positively impacts the community and people served. Additional information regarding Essent may be found at www.essentgroup.com and www.essent.us.

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